EXHIBIT 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES CAMECA SAS
—Acquisition Adds to AMETEK’s High-End Elemental Analysis Capabilities—

Paoli, PA, August 13, 2007 — AMETEK, Inc. (NYSE: AME) announced that it has acquired CAMECA SAS, a manufacturer of high-end elemental analysis systems used in advanced laboratory research, semiconductor and nanotechnology applications. CAMECA, based in Paris, France, was purchased from an investment group led by the Carlyle Group for approximately €82 million ($112 million). CAMECA has estimated annual sales of € 60 million ($82 million).

“CAMECA is an excellent acquisition that significantly broadens our technical capabilities in differentiated, high-end analytical instrumentation. Its global customer base includes many of the world’s leading semiconductor manufacturers and academic, government, and industrial research facilities engaged in nano-science and other materials science research,” states Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“CAMECA holds a leading position in each of its markets. Their products include secondary ion mass spectrometry (SIMS), low-energy X-ray emission spectrometry (LEXES), tomographic atom probe (TAP), and electron probe microanalysis (EPMA) instrumentation,” adds Mr. Hermance.

“CAMECA complements the products and technology offered by our SPECTRO and EDAX businesses. Those businesses provide a wide range of technology, including optical emission and X-ray fluorescence spectrometers for microanalysis measurement solutions for the metals, environmental, R&D, petrochemical, pharmaceutical, electronics and forensic science markets,” he notes.

CAMECA joins AMETEK’s Electronic Instruments Group—a global leader in advanced instruments for the process, aerospace, power and industrial markets with 2006 sales of more than $1 billion.

—MORE—

EXHIBIT 99.1

AMETEK ACQUIRES CAMECA

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2006 sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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